                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Aztec Manufacturing Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Aztec Manufacturing Co.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             AZTEC MANUFACTURING CO.
                        400 NORTH TARRANT o P.O. BOX 668
                              CROWLEY, TEXAS 76036

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Aztec Manufacturing Co.:

The Annual Meeting of the Shareholders of AZTEC MANUFACTURING CO. (the "Company") will be held at the Petroleum Club in the Derrick I Room on the 39th floor of the UPR Plaza (formerly Continental Plaza), 777 Main Street, Fort Worth, Texas, on the 11th day of July, 2000, at 10:00 a.m. for the purpose of considering and acting upon the following matters:

1.   Election of Directors. To elect three directors for a term of three years.

2. Approval of an Amendment to the Articles of Incorporation of the Company changing the name of the Company to AZZ incorporated.

3. Ratification of Appointment of Auditors. To ratify the appointment of Ernst & Young LLP as auditors for the Company for its fiscal year ending February 28, 2001.

4. Other Business. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement attached to this Notice. As of the date of this Notice, management does not know of any other business to be presented at the meeting.

Only shareholders of record at the close of business on May 15, 2000, will be entitled to notice of or to vote at the meeting or any adjournment or adjournments thereof. A copy of the Annual Report to Shareholders for the fiscal year ended February 29, 2000, is enclosed with this Notice.

We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please date and sign the enclosed proxy and return it promptly in the enclosed preaddressed envelope which requires no postage if mailed in the United States.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              SAM ROSEN,
                                              Secretary

Crowley, Texas
June 6, 2000

                             AZTEC MANUFACTURING CO.
                                400 North Tarrant
                                  P. O. Box 668
                              Crowley, Texas 76036

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 11, 2000

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Aztec Manufacturing Co. (the "Company") for use at the Annual Meeting of the Shareholders of the Company to be held at the Petroleum Club in the Derrick I Room on the 39th floor of the UPR Plaza (formerly Continental Plaza), 777 Main Street, Fort Worth, Texas, on July 11, 2000, at 10:00 a.m., and at any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy are being mailed on or about June 6, 2000, to the shareholders of the Company.

GENERAL INFORMATION
-------------------

At the close of business on May 15, 2000, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were outstanding 4,818,223 shares of Common Stock, $1.00 par value, of the Company (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. All shares represented at the meeting in person or by proxy shall be counted in determining the presence of a quorum.

Each holder of shares of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock of the Company owned of record at the close of business on May 15, 2000. Cumulative voting for directors is not permitted. Directors are elected by plurality vote and, therefore, the three nominees receiving the highest number of affirmative votes shall be elected as directors provided a quorum is present. Abstentions and broker non-votes will not be considered part of the voting power present with respect to any matter on which such shares abstained or were not qualified to vote, which will have the effect of reducing the number of shares voting affirmatively that is required to approve a matter requiring a majority vote. Therefore, assuming a quorum is present, if more shares vote "for" approval of the appointment of the independent auditors than vote "against," this matter will pass. However, since the affirmative vote of at least two-thirds of the outstanding Common Stock is required to amend the Company's articles of incorporation, the affirmative vote of two-thirds of the outstanding shares of Common Stock will be required to approve the proposed change in the Company's name. All shares of Common Stock represented by a valid proxy will be voted. A proxy may be revoked at any time before it is voted by filing with the Secretary of the Company a written revocation of the proxy or a duly executed proxy bearing a later date.

The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, the Proxy Statement and the accompanying proxy will be borne by the Company. In addition to solicitation of proxies by mail, certain officers and employees of the Company, without additional compensation for such services, may solicit proxies by telephone, fax or personal contact. The Company will also supply brokerage firms and other custodians, nominees, and fiduciaries with such number of proxy materials as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses in connection therewith.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
----------------------------------------------

Meetings of the Board of Directors are held regularly each month, including a meeting following the conclusion of the Annual Meeting of Shareholders. During the fiscal year ended February 29, 2000, there were twelve (12) regular meetings and two (2) special meetings of the Board of Directors. For the fiscal year ended February 29, 2000, each non-employee director was paid a monthly retainer of $900 and a fee of $400 for each meeting of the Board of Directors attended. Mr. Martin, as an employee director, was paid a monthly retainer of $500 and a fee of $200 for each meeting of the Board of Directors attended. Each committee member was paid a fee of $400 for each meeting of a committee attended.

Under the 1999 Independent Director Share Ownership Plan (the "Plan"), each independent member of the Board of Directors has been granted 500 shares of Common Stock after each annual meeting of the shareholders, beginning with the 1999 annual meeting, after which he or she continues to serve as a Director. Also, under the Plan each newly elected independent Director, whether elected by the Board of Directors or the shareholders, shall be granted such number of shares as the Board of Directors may deem appropriate, but not less than 1,000 shares of Common Stock, or if less, Common Stock having a value of $15,000. Grants under the Plan terminate as to each independent Director when a total of 5,000 shares have been granted to him or her. Each Director is required, during his tenure on the Board of Directors to retain a number of shares of Common Stock equal to at least one-half the number of shares granted pursuant to the Plan.

Each of the current directors of the Company attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the board on which he served, held during the fiscal year ended February 29, 2000 except for Mr. Kevern Joyce who attended 71% of the meetings held and Mr. R.J. Schumacher who attended 73% of the meetings held.

The Company has an Audit Committee. The functions of the Audit Committee are to
(i) meet with the independent auditors to review the audit and its results, as well as to review internal controls of the Company and (ii) make recommendations to the Board of Directors as to the engagement or discharge of independent auditors. The members of the Audit Committee are: Robert H. Johnson, Chairman, W.C. Walker and R. J. Schumacher. During the fiscal year ended February 29, 2000, that committee held one (1) meeting. The Company has a Compensation Committee. The functions of the Compensation Committee are to (i) make recommendations to the Board of Directors on remuneration arrangements for directors and senior management and (ii) administer the Company's incentive stock option plans, which includes selecting the executives and other key personnel of the Company eligible to participate in those plans. The members of the Compensation Committee are Martin C. Bowen and Dr. H. Kirk Downey. During the fiscal year ended February 29, 2000, that committee held three (3) meetings. The Company has a Nonstatutory Stock Option Committee which administers the Company's nonstatutory stock option plans. The members of this committee are L.
C. Martin and Dana L. Perry. During the fiscal year ended February 29, 2000, that committee held no meetings. The Company does not have a nominating committee.

SECURITY OWNERSHIP OF PRINCIPAL BENEFICIAL OWNERS
-------------------------------------------------

To the best knowledge of the Company, the only beneficial owners of over 5 percent of the outstanding shares of Common Stock of the Company as of May 10, 2000 were as follows:


      Title of Class       Name & Address of Beneficial Owner     Number of Shares      Percent of Class
      --------------       ----------------------------------     ----------------      ----------------
      Common Stock         FMR Corp.                                  417,000 (1)             8.7%
      $1.00 par value      82 Devonshire Street
                           Boston, MA  02109
                                                                      269,030 (2)             5.6%
      Common Stock         Dimensional Fund Advisors, Inc.
      $1.00 par value      1299 Ocean Avenue, 11th Floor
                           Santa Monica, CA 90401

(1) Based on a Schedule 13G filed with the Securities Exchange Commission by FMR Corp. According to that filing, Fidelity Low- Priced Stock Fund ("Fidelity"), an affiliate of FMR and a registered investment company, has a beneficial ownership in those shares and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser, is deemed to have beneficial ownership in the same shares as a result of acting as investment adviser to Fidelity.

(2) Based on information furnished by Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, Dimensional is deemed to have beneficial ownership of 269,030 shares of Aztec Manufacturing Co. Common Stock, all shares of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
-------------------------------------

The Bylaws of the Company generally provide for nine directors and classify the Board of Directors into three classes, each class consisting of three directors, the members of which serve for three years. However, in order to fulfill an obligation made to the Company's President and Chief Operating Officer when he was hired in 1998, a new board position was created for the period from April 20, 1999 until the 2000 Annual Meeting of the Shareholders. Mr. Dingus was elected to fill that position. At the Annual Meeting the terms of Messrs. Dingus, Perry, Johnson and Walker will expire. Messrs. Dingus and Perry have been nominated by management for election to a new three year term. Messrs. Johnson and Walker have reached the age of retirement from the Board. However, Mr. Walker has agreed to run for an additional term under a waiver by the Board of the age limitation pursuant to which Mr. Walker has agreed to resign when a new Board member, who will be identified through a search which is now underway, has been identified.

Mr. Johnson has been elected an Advisory Director for the period ending at the 2003 Annual Meeting of the Shareholders and it is anticipated that Mr. Walker will, upon his resignation as a Director, also be elected an Advisory Director to serve until that same date. A Board resolution adopted in March 2000 permits the election of a former Director, who retires or whose term of office expires within six months of the date of an annual meeting of the shareholders held on a date at which he or she would be in excess of seventy years of age, to be elected to one term of up to three years.

Advisory Directors receive the same cash retainer and meeting attendance fees received by active members of the Board of Directors and, like active members of the Board of Directors, receive a grant of 500 shares of the Common Stock of the Company after each annual meeting of the shareholders after which he or she continues to serve as an Advisory Director until he or she has received a total of 5,000 shares, including shares received while serving as an active member of the Board of Directors. The term of any stock options which had been acquired by an Advisory Director while an independent Director, does not terminate as the result of his or her change in status, and an Advisory Director may continue to vest in stock options previously granted by reason of his or her prior status as an independent director but no new stock options may be granted to an Advisory Director by virtue of that status. Advisory Directors do not have the duties or responsibilities of Directors, may not vote on any matter coming before the Board and serve at the pleasure of the Board.

All of the nominees are now directors of the Company. All of the nominees have consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the persons named in the accompanying proxy may exercise their discretion to vote for a substitute nominee selected by the Board of Directors. However, the Board of Directors has no reason to anticipate that any of the nominees will not be able to serve, if elected.

The Board of Directors recommends that shareholders vote "FOR" the election of the nominees for directors.

PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE
--------------------------------------------------------------------------------
COMPANY CHANGING THE NAME OF THE COMPANY TO AZZ INCORPORATED.
-------------------------------------------------------------

The Board of Directors has unanimously approved an amendment to Article I of the Company's Articles of Incorporation changing the name of the Company from Aztec Manufacturing Co. to AZZ incorporated.

The Company has had its current name since its original incorporation in 1956. At that time the Company operations consisted primarily of basic manufacturing. Today only about one-half of total Company revenues are produced by the Manufactured Products Segment of the Company and those products consist of highly engineered electrical equipment, lighting and tubular products. The Board of Directors therefore believes that the name AZZ incorporated is more reflective of current Company operations, will serve as a further indication that the business of the Company has changed and is evolving and will facilitate the Company's ability to cross leverage market opportunities by use of a common name and new image.

The complete text of the proposed amendment to Article I is as follows:

     Article I of the articles of incorporation is amended so that the full text of such provision is as follows:

                                    Article I

                The name of the corporation is AZZ incorporated.

The Board of Directors recommends that shareholders vote "FOR" approval of the amendment to the articles of incorporation.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF AUDITORS
-------------------------------------------------------

Subject to ratification by the shareholders, the Board of Directors has selected the firm of Ernst & Young LLP to audit the financial statements of the Company for the fiscal year ending February 28, 2001.

This firm of certified public accountants or its predecessor has acted as independent auditors for the Company and its subsidiaries since 1976.

The Board of Directors recommends that shareholders vote "FOR" the approval of the appointment of Ernst & Young LLP.

DIRECTORS OF THE COMPANY
------------------------

The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of May 10, 2000, by (i) each current director and (ii) all of the current executive officers and directors of the Company as a group. Except as otherwise indicated each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person and unless otherwise indicated has served for at least five years in the capacity indicated.

                                 Principal Occupation for Past                                      Common Stock of the      % of
                                 Five Years; Positions and        Director                          Company Beneficially     Class
Directors                  Age   Offices with the Company                    Other Directorships    Owned at May 10, 2000     (1)
---------                  ---   ------------------------                    -------------------    ---------------------     ---
                                                                    Since
                                                                    -----
L.C. Martin (2)             74   Chairman of the Board  and         1958     None.                            169,636 (4)     3.5%
                                 Chief Executive Officer of
                                 the Company
Martin C. Bowen (14)        56   Vice President & CFO of            1993     None                              12,100 (6)        *
                                 Fine Line Inc.
Kevern R. Joyce             53   President, CEO and Chairman        1997     TNP Enterprises,                   6,700 (7)        *
                                 of Texas New Mexico Power                   Inc.
                                 Co. (1994-Present)
Robert H. Johnson (5)       75   Financial Consultant,              1965     None.                             9,600 (17)        *
                                 Certified Public Accountant
Sam Rosen (8)               64   Partner  in the law firm of        1996     GAINSCO, INC. (3)                 20,939 (9)        *
                                 Shannon, Gracey, Ratliff &
                                 Miller, L.L.P. ; Secretary
                                 of the Company since 1996
Dana L. Perry (2)           51   Vice President of Finance,         1992     None.                           121,133 (10)     2.5%
                                 Chief Financial Officer,
                                 and Assistant Secretary of
                                 the Company
R.J. Schumacher (5)         71   Vice President and Director        1986     None.                            24,385 (11)        *
                                 of Texland Petroleum, Inc.
                                 (1998-Present)
                                 President and CEO of Texland
                                 Petroleum, Inc. (1973-1998)
W.C. Walker (5)             76   Management Consultant              1986     None.                            26,912 (12)        *
                                 (1989-Present)
Dr. H. Kirk Downey (14)     57   Professor of Management and        1992     Harris Methodist                  6,600 (15)        *
                                 Associate Provost for                       Health Plan, LKCM Fund
                                 Academic Affairs at Texas
                                 Christian University
David H. Dingus (16)        52   President and Chief                1999     None                              9,000 (18)        *
                                 Operating Officer of the
                                 Company (1998-Present) ,
                                 President and Chief
                                 Executive of Reedrill Corp.
                                 (1989-1998)
All Current Directors and Executive Officers as a Group (11                                                  419,106 (13)       8%
Persons)
*Less than one percent (1%)

(1) The percentage is calculated for each individual by using as the denominator the total shares of Common Stock outstanding at the close of business on May 10, 2000 (4,812,981 shares), plus the shares of Common Stock such individual has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted by the Company.
(2) Member of the Nonstatutory Stock Option Committee.
(3) A publicly owned corporation.
(4) Includes 22,299 shares of Common Stock which Mr. Martin has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1998 Incentive Stock Option Plans of the Company and 9,392 shares of Common Stock held in the defined contribution plan of the Company for the account of Mr. Martin as beneficiary.
(5) Member of the Audit Committee.
(6) Includes 11,500 shares Mr. Bowen has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1997 Nonstatutory Stock Option Plans of the Company.
(7) Includes 4,200 shares Mr. Joyce has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 Nonstatutory Stock Option Plan of the Company.
(8) Mr. Rosen is a Partner in the law firm of Shannon, Gracey, Ratliff & Miller, L.L.P., which has been general counsel to the Company since 1968. The Company proposes to retain that law firm as its general counsel during the current fiscal year.
(9) Includes 14,400 shares Mr. Rosen has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1997 Nonstatutory Stock Option Plans of the Company.
(10) Includes 9,840 shares Mr. Perry has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1998 Incentive Stock Option Plans of the Company and 133 shares of Common Stock held in the defined contribution plan of the Company for the account of Mr. Perry as beneficiary.
(11) Includes 16,500 shares Mr. Schumacher has the right to acquire within sixty
(60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1997 Nonstatutory Stock Option Plans of the Company.
(12) Includes 16,500 shares Mr. Walker has the right to acquire within sixty
(60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1997 Nonstatutory Stock Option Plans of the Company.
(13) The percentage is calculated by using total shares of Common Stock outstanding at the close of business on May 10, 2000 (4,812,981) plus 47,824 shares of Common Stock that executive officers of the Company have the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1998 Incentive Stock Option Plans of the Company plus 75,100 shares of Common Stock that directors have the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1997 Nonstatutory Stock Option Plans of the Company.
(14) Member of Compensation Committee.
(15) Includes 6,000 shares Mr. Downey has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan of the Company.
(16) Mr. Dingus was employed as President and Chief Operating Officer on September 16, 1998, and was elected to the board of directors on April 20, 1999.

(17) Includes 6,000 shares Mr. Jonhson has the right to acquire within sixty
(60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1997 Nonstatutory Stock Option Plan of the Company.
(18) Includes 6000 shares Mr. Dingus has the right to acquire within sixty (60) days of May 10, 2000, pursuant to the exercise of stock options granted under the 1991 and 1998 Incentive Stock Option Plans of the Company.

No family relationship exists between any director or executive officer of the Company and any other director or executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission. Copies of such reports are required to be furnished to the Company. Based solely on a review of such forms furnished to the Company and certain written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

EXECUTIVE COMPENSATION AND OTHER MATTERS
----------------------------------------

Report of Compensation Committee on Executive Compensation. Through fiscal periods ended February 29, 2000, compensation for the chief executive officer and senior executives has been approved by the full Board of Directors upon the recommendations of the Compensation Committee. This Committee is composed of two outside directors, none of whom perform any services to or receive any fees from the Company in any capacity other than as director.

It has been the philosophy and the practice of the Committee to relate executive compensation to the profitability of the Company. The compensation program provides for market-driven salary ranges based on job responsibilities and influences on Company performance with a balanced incentive compensation element based on profit performance of the Company. This is accomplished through a two-tiered structure of measuring the compensation rewards as follows:

1. Base Salary - The Committee reviews and approves salaries for the chief executive officer and the other executive officers on an annual basis. Base salaries recommended to the Board of Directors are reviewed and set based on information derived from comparative group reviews and national surveys of compensation data, as well as evaluations of each individual executive's position and expected future performance and contribution. In making salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels.

2. Bonus - The purpose of the bonus program is to promote the Company's goal of increasing shareholder value through sustainable internal growth, high operating efficiencies, strategic acquisitions, and attracting highly motivated, results-oriented executive officers. A portion of executive compensation was calculated using a formula reflecting growth in pretax income of the Company in the case of the chief executive officer and certain other executive officers or a particular segment of the Company in the case of an executive officer who is responsible for such segment. Mr. Martin's, Mr. Dingus's and Mr. Perry's bonus base is fixed at 2.5%, 1.25% and 1% of the yearly pretax profits of the Company, respectively. Mr. Wright's bonus base is fixed at 1.25% of the yearly pretax profits of the Company's Service Segment. The maximum and minimum bonus is set at 150% and 50% of the bonus base, respectively. When the Company or a segment exceeds prior year performance, the executives are rewarded through increased bonuses up to a maximum of 150% of his bonus base. Conversely, if the Company or segment falls short of the prior year's performance, the executive officers receive a reduced bonus. If the current years performance falls below 50% of the prior year, the executive officers receive no bonus.

Additionally, the executive officers participate, along with other employees, in the Company's defined contribution plan, the annual contributions to which are dramatically affected by profitability of the Company, and the Company Stock Option Plans.

Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1 million limit on the amount of compensation that will be deductible by the Company with respect to the chief executive officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the compensation paid to any executive officer during the fiscal year ending February 28, 2001, will exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding any loss of tax deductions in future years.

                      Members of the Compensation Committee



                                            Martin C. Bowen
                                            Dr. H. Kirk Downey


Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 12 shall not be incorporated by reference into any such filings.

Summary Compensation Table. The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended February 29, 2000, February 28, 1999, and February 28, 1998, of the Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE
                           ==========================

                                                                                         LONG-TERM COMPENSATION
                                                                                         ----------------------
                                      ANNUAL COMPENSATION                         AWARDS            PAYOUTS
                                      -------------------                         ------            -------
                                                          Other Annual     Restricted     Options/  Long-Term      All Other
       Name and         Year        Salary      Bonus     Compensation   Stock Award(s)     (#)      Incentive    Compensation
  Principal Position     Ending      ($)         ($)          ($)              ($)          SAR      Payouts($)       ($)
----------------------------------------------------------------------------------------------------------------------------------
L.C. Martin, Chairman     2000       250,000    262,960        --              --            6,000      --           47,051 (1)
and Chief Executive       1999       250,000    150,500        --              --                0      --           46,954 (2)
Officer                   1998       250,000    317,468        --              --           16,299      --           52,254 (3)

D.H. Dingus,              2000       200,000    142,950        --              --            5,000      --            7,056 (4)
President and Chief       1999        97,167     31,580        --              --           10,000      --
Operating Officer (7)     1998             0         --        --              --                0      --

D.L. Perry, Vice          2000        75,000    110,419        --              --            4,000      --           10,095 (5)
President of Finance,     1999        75,000     60,200        --              --                0      --           11,134 (5)
Chief Financial           1998        75,000    126,987        --              --            5,840      --            16894 (5)
Officer

F. L. Wright, Jr.         2000        95,200    159,717        --              --            4,000      --           11,631 (6)
Senior Vice President     1999       108,200     94,607        --              --                0      --           11,134 (6)
Services Segment          1998        85,200     78,818        --              --            5,685      --           16,894 (6)

(1) The amount of $47,051 includes fiscal 2000 Directors fees of $8,800, 2000 contribution made to Mr. Martin's account in Aztec's defined contribution plan of $11,631, and the increase in the cash surrender value of the insurance policy on the life of Mr. Martin of $26,620 described below under Buy-Sell and Termination Agreement.
(2) The amount of $46,954 includes fiscal 1999 Directors fees of $9,200, 1999 contribution made to Mr. Martin's account in Aztec's Profit Sharing Plan of $11,134, and the increase in the cash surrender value of the insurance policy on the life of Mr. Martin of $26,620 described below under Buy-Sell and Termination Agreement.
(3) The amount of $52,254 includes fiscal 1998 Director Fees of $8,600, 1998 contribution made to Mr. Martin's account in Aztec's Profit Sharing Plan of $16,894 and the increase in the cash surrender value of the insurance policy on the life of Mr. Martin of $26,760 described below under Buy-Sell and Termination Agreement.
(4) This amount represents the contribution made to Mr. Dingus's account in Aztec's defined contribution plan.
(5) This amount represents the contribution made to Mr. Perry's account in Aztec's defined contribution plan.
(6) This amount represents the contribution made to Mr. Wright's account in Aztec's defined contribution plan.
(7) Mr. Dingus joined the Company on September 16, 1998.

Option/SAR Grants in Last Fiscal Year. The following table provides information with regard to stock options granted to Named Executives during the fiscal year ending February 29, 2000. The Company has no SARs.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      =====================================

      Name          Number of      % of Total      Exercise or    Expiration     Potential Realized Value of
                   Securities     Options/ SARs    Base Price        Date                  Assumed
                   Underlying      Granted to     ($per share)                   Annual Rates of Stock Price
                  Options/SARs    Employees in                                Appreciation for Option Term ($)
                     Granted       Fiscal Year                                        5%              10%
       (a)             (b)             (c)             (d)           (e)             (f)              (g)
----------------------------------------------------------------------------------------------------------------
L.C. Martin           6,000           4.4%            10.25        2/22/05         16,991           37,546
D.H. Dingus           5,000           3.6%            10.25        2/22/05         14,159           31,289
D.L. Perry            4,000           3.6%            10.25        2/22/05         11,328           25,031
F.L. Wright, Jr.      4,000           2.9%            10.25        2/22/05         11,328           25,031

(b) Options granted become vested and exercisable immediately and are for a term of 5 years, subject to earlier termination related to termination of employment.
(d) The options above were granted at the average of the high and low prices on the New York Stock Exchange at date of grant.
(f) & (g) These columns reflect the potential realizable value of each grant assuming the market value of the Company's stock appreciates at 5 percent and 10 percent, compounded annually, from the date of grant over the term of the option. There is no assurance that the actual stock price appreciation over the 5 year option term will be at the assumed 5 percent or 10 percent levels or at any other level. Unless the market price of the stock does in fact appreciate over the option term, no value will be realized from the option grants. These calculations are based on requirements promulgated by the Securities Exchange Commission and do not reflect the Company's estimate of future price growth.

Options Exercised and Year End Value Table. The following table sets forth certain information regarding the options exercised and the year end value of options held by the Named Executives during the fiscal year ending February 29, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES
                        =================================


       Name            Shares      Value Realized    Number of Unexercised     Value of Unexercised In-the-Money
                    Acquired on         ($)          Options at F Y-End (#)         Options at F Y-End ($)
                    Exercise(#)                     Exercisable/Unexercisable      Exercisable/Unexercisable
----------------------------------------------------------------------------------------------------------------
 L. C. Martin             19,424           123,828       22,299          -0-             -0-             -0-
 D.H. Dingus               1,000             1,000        8,000        6,000           4,125           8,250
 D. L. Perry               6,587            41,992        9,840          -0-             -0-             -0-
 F. L. Wright, Jr.             0                 0        9,685          -0-             -0-             -0-

(1)For purposes of calculating the value of "in-the-money" options, the closing price of the Company's Common Stock of $10.25 on February 29, 2000 was used.

Change in Control Agreement. The Company has entered into a change in control agreement with Mr. L. C. Martin, the chief executive officer of the Company. The change in control agreement provides for the payment of certain benefits upon the occurrence of a change in control of the Company. A "change in control of the Company" includes the acquisition by any person of a beneficial interest in 50% percent or more of the shares of Common Stock, a merger or consolidation of the Company in which the Company does not survive as an independent public company, a sale of all or substantially all of the assets of the Company, or a liquidation or dissolution of the Company.

Under the change in control agreement, if Mr. Martin remains in the employ of the Company for a period of at least three months immediately following the date of occurrence of a change in control of the Company, he will be entitled to receive a lump sum payment of $750,000 from the Company within five days after the expiration of the three-month period, regardless of whether he continues in the employ of the Company after the expiration of the three-month period (the "Change in Control Payment"). This payment will be owed whether or not the change in control is approved by the Board of Directors and/or Shareholders of the Company. However, if the employment of Mr. Martin during the three-month period is terminated by him for any reason other than as a result of his death or total disability or voluntary termination for good reason as defined in the agreement, he would be entitled to his full base salary through the date of termination of his employment, plus any other amounts to which he would be entitled under any compensation plan of the Company, but would not be entitled to the Change in Control Payment provided above.

Buy-Sell and Termination Agreement. During fiscal 1994 the Company entered into a "Buy-Sell and Termination Agreement" (the "Agreement") with Mr. L. C. Martin, the chief executive officer of the Company. Under the Agreement, the Company agrees to maintain a whole life insurance policy in the face amount of $1 million on the life of Mr. Martin (the "Policy"). The Company shall be the owner and direct beneficiary of the Policy and shall be solely responsible for the payment of premiums required to be paid to keep the Policy in effect. The Agreement provides that the proceeds from Policy be used to acquire from the executive's wife or estate shares of Company Common Stock in the event the executive dies while employed by the Company. The purchase price per share is to be the closing price of the stock on the NYSE on the day before the date of death. Upon termination (other than for "just cause") of employment from the Company prior to death, the Company will convey all rights in the insurance policy to Mr. Martin, including cash surrender value without the exchange of any shares of Common Stock. The Company recorded a deferred liability and corresponding charge to expense in the amount of $246,000 during fiscal 1994. The deferred compensation amount is equivalent to the cash surrender value of the insurance policy and amounted to $329,610 at February 29, 2000.

Stock Price Performance Graph. The following graph illustrates the five-year cumulative total return on investments in Aztec Manufacturing Co., the CRSP Index for NYSE Stock Market (U.S. Companies) and the CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies). These indices are prepared by the Center for Research in Security Prices of The University of Chicago Graduate School of Business. Aztec is listed on the New York Stock Exchange and is engaged in multiple industries. The shareholder return shown below is not necessarily indicative of future performance. Total return, as shown, assumes $100 invested on February 28, 1995, in shares of Aztec Manufacturing Co. and each index, all with cash dividends reinvested. The calculations exclude trading commissions and taxes.

                Comparison of Five Year-Cumulative Total Returns
                   Value of $100 Invested on February 28, 1995
                For Fiscal Year Ended on the Last Day of February

                                    [GRAPH]


Symbol   CRSP Total Returns Index for:                             2/95     2/96    2/97     2/98     2/99    2/00
------   -----------------------------                             ----     ----    ----     ----     ----    ----
______   Aztec Manufacturing Co.                                  100.0    110.8   221.7    332.4    199.0   251.0
------   CRSP Index for NYSE Stock Market (US Companies)          100.0    133.2   164.1    219.5    243.5   246.6
- - -    CRSP Index for NYSE Stocks (SIC 5000-5099 US Companies)  100.0    116.1   130.8    171.0    183.9   158.9
         Wholesale trade - durable goods

ACTION TO BE TAKEN UNDER THE PROXY
----------------------------------

Unless otherwise specified in the accompanying proxy, the proxy holders will vote the shares covered by them "FOR" the election of W.C. Walker, David H. Dingus and Dana L. Perry as directors for a three year term expiring at the 2003 annual meeting of shareholders, "FOR" the proposal amendment to the Articles of Incorporation, and "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for its fiscal year ending February 28, 2001.

The accompanying proxy will also be voted in connection with the transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof. Management knows of no other matters, other than as set forth above, to be considered at the meeting. If, however, any other matters properly come before the meeting, or any adjournment or adjournments thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter.

SHAREHOLDER PROPOSALS
---------------------

Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder proposal in its proxy statement for the purpose of an annual or special meeting. Pursuant to the rule, in order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2001 annual meeting of shareholders of the Company, a proposal must be received at the principal executive offices of the Company on the date that this Proxy Statement was released to shareholders in connection with the 2000 annual meeting. However, if the date of the 2001 annual meeting of shareholders changes by more than 30 days from the date of the 2000 meeting, the deadline is a reasonable time before the Company begins to print and mail its proxy material.

If a proposal is submitted outside the process provided by Rule 14a-8, shareholders proposals must meet the requirements of Section 2.08 of the Bylaws of the Company. Section 2.08 of the Bylaws provides that to be timely, a proposal must be delivered to or mailed and received not less than 50 days nor more than 75 days prior to the meeting: provided, that, if less than 65 days notice or public disclosure of the meeting is given or made to shareholders, notice must be received not later than the close of business on the 15th day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

ANNUAL REPORTS
--------------

The Company's 2000 Annual Report to Shareholders, covering the fiscal year ended February 29, 2000, including audited financial statements, is enclosed with this Proxy Statement. Neither the Annual Report nor the financial statements are incorporated into this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

A copy of the Company's 2000 Form 10-K Report, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission, may be obtained without charge (except for exhibits to such Form 10-K Report which will be furnished upon payment of the Company's reasonable expense in furnishing such exhibits) by any shareholder whose proxy is solicited upon written request to: Aztec Manufacturing Co., 400 North Tarrant Street, Crowley, Texas 76036, Attention: Dana Perry.

                       2000 Annual Meeting of Shareholders
                            10:00 a.m., July 11, 2000

                                 Petroleum Club
                                 Derrick I Room
            39th Floor of the UPR Plaza (formerly Continental Plaza)
                                 777 Main Street
                                Fort Worth, Texas

                              PROXY CARD PROXY CARD

                             AZTEC MANUFACTURING CO.
           This Proxy is solicited on behalf of the Board of Directors
       For the Annual Meeting of Shareholders to be held on July 11, 2000

The undersigned, having received the Notice and accompanying Proxy Statement and revoking all prior proxies, hereby appoints L.C. MARTIN and SAM ROSEN and each of them with full power of substitution in each, proxies to vote at the annual meeting to be held on July 11, 2000, at 10:00 a.m. in Fort Worth, Texas, or at any adjournment thereof, all shares of Aztec Manufacturing Co. which the undersigned may be entitled to vote. Said proxies are authorized to vote as directed on the reverse side of this card. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR proposals 2 and 3.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2 and 3.

  YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
            SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side.)

----------------------------------------------------------------------------------------------------------------------------

         AZTEC MANUFACTURING CO.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY
1.   Election of Directors -                                  FOR               WITHOLD          FOR ALL
         David H. Dingus, Dana L. Perry                       All                 All            Except
         and W.C. Walker for three year terms.

         ------------------------------------------------     -------           ------------    -----------

2.   Ratification of amendment to the Articles                FOR               AGAINST          ABSTAIN
         of Incorporation changing the name of
         the Company.                                         -------           ------------    -----------

3.   Ratification of the appointment of                       FOR               AGAINST          ABSTAIN
         Ernst & Young LLP as auditors.
                                                              -------           ------------    -----------


                                        The undersigned acknowledges receipt of
                                        the Notice of Annual Meeting of
                                        Shareholders and of the Proxy Statement.

                                        Dated:_____________________, 2000

                                        Signature(s)______________________

                                        ----------------------------------
                                        Please sign exactly as your name
                                        appears. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name.